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Media Contact:                              Investor Contact:
Lowell Weiner                               Justin Victoria
Wyeth                                       Wyeth
(973) 660-5013                              (973) 660-5340

Douglas Petkus
Wyeth Pharmaceuticals
(484) 865-5140


       Wyeth and Class Members' Legal Counsel Seek Preliminary Approval of
               Seventh Amendment to National Diet Drug Settlement


     Madison, N.J., August 11, 2004 - Wyeth (NYSE: WYE), the National Class Counsel and counsel for a number of individual class members in the National Diet Drug Settlement late yesterday filed a joint motion with U.S. District Judge Harvey Bartle III of the Eastern District of Pennsylvania seeking preliminary approval of the Seventh Amendment to the National Diet Drug Settlement Agreement and authorization to provide notice of the amendment to the settlement class. Based on this filing, the stay in processing Matrix Level I and II claims under the Settlement has been extended until the Court grants or denies the motion for preliminary approval. The text of the Seventh Amendment is available at www.wyeth.com.

     Class members will have the right to opt out of the Seventh Amendment and to remain bound by the existing terms of the national settlement. The Company also has the right to withdraw from the Seventh Amendment if participation by class members is inadequate or for any other reason.

     The Seventh Amendment to the Settlement Agreement would create a new claims processing structure, funding arrangement and payment schedule for Matrix Level I or II claims, the least serious but most numerous claims in the Settlement. The proposed amendment requires Court approval as well as final agreement by Wyeth.

     If finalized and approved, the proposed Seventh Amendment would include the following key terms:

o The amendment would create a new Supplemental Fund, to be administered by a Fund Administrator who will be appointed by the District Court and who will process the Level I and Level II matrix claims;
o The Company would make initial payments of up to $50.0 million to facilitate the establishment of the Supplemental Fund and to begin reviewing claims. Following approval by the federal court overseeing the settlement and any appellate courts, the Company would make an initial payment of $400.0 million to enable the Supplemental Fund to begin paying claims. The timing of additional payments would be dictated by the rate of review and payment of claims by the Fund Administrator. The Company would ultimately deposit a total of $1,275.0 million, net of certain credits, into the Supplemental Fund;
o All current matrix Level I and II claimants who qualify under the Seventh Amendment, who pass the Settlement Fund's medical review and who otherwise satisfy the requirements of the settlement would receive a pro rata share of the $1,275.0 million Supplemental Fund, after deduction of certain expenses and other amounts from the Supplemental Fund. The pro rata amount would vary depending upon the number of claimants who pass medical review, the nature of their claims, their age and other factors. A Seventh Amendment participant who does not qualify for a payment after such medical review would be paid $2,000 from the Supplemental Fund;
o Participating class members who would in the future have been eligible to file Level I and Level II matrix claims would be eligible to receive a $2,000 payment from the settlement Trust; such payments would be funded by the Company apart from its other funding obligations under the national settlement;
o If the participants in the Seventh Amendment have heart valve surgery or other more serious medical conditions on Matrix Levels III-V by the earlier of fifteen years from the date of their last diet drug ingestion or by December 31, 2011, they would remain eligible to submit claims to the existing settlement Trust and be paid the current matrix amounts if they qualify for such payments under terms modified by the Seventh Amendment. In the event the existing settlement Trust is unable to pay those claims, the Company would guarantee payment; and
o All class members who participate in the Seventh Amendment would give up any further opt-out rights. Approval of the Seventh Amendment would also preclude any lawsuits by the Trust or the Company to recover any amounts previously paid to class members by the Trust, as well as terminate the Claims Integrity Program as to all claimants who participate in the Seventh Amendment.

There can be no assurance that the Company will ultimately proceed with the amendment (based upon the level of participation in the amendment or for other reasons), or that the amendment will be approved by the court and upheld on appeal.

     "This proposed amendment would provide for a more efficient and streamlined claims payment system for the large majority of claimants with less serious medical claims," says Lawrence V. Stein, Senior Vice President and General Counsel, Wyeth. "If approved, it would also help provide a degree of certainty for Wyeth regarding the ultimate resolution of the issues surrounding the National Settlement."

     Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and nonprescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

     The statements in this press release that are not historical facts are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and success of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Company's periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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